United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

June 25, 2018

Date of Report

[Date of Earliest Event Reported]

NORTHSIGHT CAPITAL, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-53661	26-2727362
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

7580 East Gray Rd., St. 103

Scottsdale, AZ 85260

(Address of Principal Executive Offices)

(480) 385-3893

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 25, 2018, Northsight Capital, Inc. (the “Company”) borrowed $58,000 from a third-party pursuant to a convertible promissory note. The note bears interest at 10% annually and matures on or about September 25, 2019.

Repayment of the note is subject to acceleration in the following circumstances:

•In the event of a breach of the Note, including the repayment provisions

•if a bankruptcy or similar proceeding for the benefit of our creditors is instituted against the Company

•if the Company’s common stock is no longer quoted in the OTC market

•if the Company fails to comply with its SEC reporting obligations

•if the Company ceases operations

•if the Company restates its financial statements and it has a material adverse effect on the holder of the Note

In the event of a default under the Note, the Company is required to pay an amount equal to 150% of the amount due under the Note (principal, interest, penalties, costs, etc.); provided that if the Company’s default relates to the conversion provisions of the Note, the Company is required to pay an amount equal to 200% of the amount due under the Note (principal, interest, penalties, costs, etc.).

The Note is convertible into Company common stock, commencing 6 months after the issue date, at a variable conversion price equal to a 39% discount to the market price of the common stock (as defined).

The note may be prepaid at any time during the 180 day period following issuance, subject to payment of a variable premium ranging between 12% to 37% for redemptions between 30 and 180 days after the issuance date. After 180 days, the Note may not be prepaid.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSIGHT CAPITAL, INC.

Date:	06/28/18	By:	/s/ John P. Venners
John P. Venners
EVP, Operations